Exhibit (c)(2)

Initial Presentation to the Conflicts and Audit Committees of the Boards of Directors of Round Rock and the General Partner of Port Arthur Proposed Transaction July 30, 2014 / Confidential Jefferies LLC Member SIPC Project Fusion

Disclaimer The following pages contain draft materials provided to the Conflicts and Audit Committees of the Boards of Directors (the “Committees”) of Round Rock and the General Partner of Port Arthur by Jefferies LLC (“Jefferies”) in connection with Irving’s proposed acquisition of Port Arthur, Round Rock and Elgin. These materials do not represent a fairness opinion. These materials were prepared on a confidential basis in connection with our oral presentation to the Committees and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are preliminary in nature and are solely for the use of the Committees and may not be used for any other purpose without Jefferies’ prior written consent. The materials have not been reviewed by external counsel and are subject to change. The information contained in this presentation is based solely on publicly available information or information furnished to Jefferies. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Jefferies makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information. These materials are necessarily based on economic, market and other conditions as they exist on, and information made available as of, the date hereof. Jefferies assumes no obligations to update or otherwise revise these materials. Jefferies does not provide accounting, tax, legal or regulatory advice. In addition, Jefferies and Port Arthur and Round Rock mutually agree that, subject to applicable law, Port Arthur and Round Rock (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related thereto, without Jefferies imposing any limitation of any kind. i

Table of Contents Transaction Overview 1 Market Update 9 Relative Valuation Analysis 21 Appendix ii

Transaction Overview 1

Transaction Summary Situation Overview Jefferies has been engaged by the Conflicts and Audit Committees of the Boards of Directors of Round Rock and the General Partner of Port Arthur to render an opinion as to the fairness, from a financial point of view, to Port Arthur and Round Rock of the consideration to be paid in a proposed four entity combination with Irving as acquiror Participants Irving, Port Arthur, Round Rock and Elgin are four affiliated entities that collectively make up one of the largest energy companies in North America Irving is a publicly traded corporation and owns a 2% GP and ~8% LP interest in Port Arthur, a 2% GP and ~41% LP interest in Elgin and a ~13% interest in Round Rock Port Arthur is a publicly traded MLP and a leading North American pipeline transportation and energy storage company Round Rock is an LLC structured to facilitate institutional investment in Port Arthur Elgin is a publicly traded MLP that owns natural gas pipeline assets across the U.S. Transaction Irving is proposing a transaction whereby Irving would acquire 100% of Port Arthur, Round Rock and Elgin, with Irving surviving as the only publicly traded company The consideration would consist of 88% Irving equity,12% cash and the assumption of outstanding indebtedness for Port Arthur and Elgin and of 100% equity for Round Rock Based on closing prices as of July 16, 2014, Port Arthur and Elgin would be acquired at an implied 10% premium, with Round Rock being acquired at an implied 14.6% premium The transaction proposes 2.162 Irving shares for each Port Arthur common unit acquired plus $3.4 Billion in cash (or approximately $10.77 per common unit acquired), resulting in a total implied exchange ratio of 2.454x including cash consideration; Round Rock is proposed to be acquired with 100% equity consideration, implying consideration of 2.454 Irving shares for each Round Rock share acquired Additionally, the transaction proposes that Elgin receive 0.934 Irving shares for each of its common units acquired plus $0.6 Billion in cash (1.060x implied exchange ratio including cash consideration) The transaction could announce as early as Sunday, August 17th Transaction is subject to board, unitholder and regulatory approvals Note: Ownership data per latest provided management presentation. 2

Organizational Structure Structural Overview Port Arthur Port Arthur 326 MM Units Round Rock 130 MM Shares Irving Public Float Public Float 27 MM 8% 16 MM 13% 299 MM 92% 114 MM 87% Elgin Elgin 230 MM Units Irving Public Float 93 MM 41% 137 MM 59% Share dividends to shareholders Cash distributions to unitholders Cash distributions to unitholders Irving(1) Irving 1,035 MM Shares 665 MM 64% 69 MM 7% LP and GP Distributions Cash dividends to shareholders $90.9 Billion Enterprise Value $88.7 Billion Enterprise Value $17.1 Billion Enterprise Value Public Float Sponsor Mgmt. / Insiders 301 MM 29% Source: Information provided by management, public filings, press releases and management presentations. Note: Ownership data per latest provided management presentation; valuation as of 07/16/14. Irving valued on a consolidated basis. 3

Pro Forma Structural Overview Port Arthur GP 100% TGP 100% Copano 50% MEP 100% CIG 100% EPNG 100% SNG 50% Ruby Other Assets, Incl. DEP, Gulf LNG, Elba & SLNG, and Others Port Arthur Irving 20% NGPL Pipeline LLC 50% Florida Gas Trans. Not strategic decision-making entities; remain due to certain tax considerations, JV ROFRs and regulatory considerations Governed by simplified organizational documents, requiring all available cash to be distributed to Irving Irving to be only decision-making entity for the enterprise 100% Common Interest 98% LP Interest 2% GP Interest 4

Transaction Benefits and Considerations Benefits Considerations Simplification of organizational structure Transaction removes IDR structure allowing for lower cost of capital Provides a more efficient M&A and growth vehicle with an enhanced acquisition currency Provides investors with projected 10% dividend growth in the near-term Stronger coverage ratio, post acquisition, providing for a more robust “cushion” and funds for general corporate purposes Less leveraged to fluctuations in performance of individual business segments (e.g. CO2) due to commodity prices and declining production Pro forma investment grade credit ratings Associated financing contingencies / risks Complicated tax considerations upon execution of transaction Shareholder / unitholder turnover and mix considerations in pro forma entity Divergence of the premia offered for each of the entities complicates the relative value trade Pro forma trading of Irving Risks associated with sustaining projected 10% dividend growth over the long-term Near-term dilution for Port Arthur unitholders versus the status quo Source: Based on discussions with Management. 5

Jefferies Diligence Process To-Date In connection with review and diligence of the Proposed Transaction as of July 28, 2014, Jefferies has: Discussed structure and timing of Proposed Transaction with Management and their financial advisors Discussed operations and assets of Irving, Port Arthur and Elgin with Management in a detailed, in-person diligence session In connection with the operations and asset review, reviewed the Management Presentation dated June 10-11, 2014, provided by Management Discussed market-based considerations on pro forma Irving trading analysis with Management and their financial advisors Discussed alternative structures for the related entities as analyzed by Management and its advisors and have commenced independent review of those alternatives Reviewed publicly-available financial and operating data relating to Irving, Port Arthur and Elgin Reviewed publicly-available research analyst estimates and commentary for Irving, Port Arthur and Elgin Reviewed the Project Fusion Discussion Materials provided to the Conflicts Committee by Management and its advisors Reviewed non-public projected financial and operating data provided by Management for Irving, Port Arthur and Elgin Compared the financial performance of Port Arthur and its market trading metrics with those of other relevant publicly traded entities Compared the actual and expected financial performance of Irving and pro forma Irving and present and projected market trading metrics with those of other relevant publicly traded entities 6

Proposed Transaction Overview Exchange Ratio and Implied Premiums Analysis Source: Management; as of 07/16/14. ($Millions, except per unit / share values) 7 Port Arthur Implied Transaction Price Calculation Cash Consideration: Total Cash Consideration 3,353 $ Port Arthur Public Units Outstanding at Transaction 311.2 Cash Consideration per Unit 10.77 $ Equity Consideration: Irving Share Price (as of 07/16/14) 36.91 $ Exchange Ratio for Non-Cash (Equity) Portion 2.162x Implied Value of Non-Cash (Equity) Portion 79.81 $ Total Implied Value of Offer per Port Arthur Unit 90.59 $ Irving Share Price (as of 07/16/14) 36.91 $ Total Implied Exchange Ratio 2.454x Port Arthur Unit Price (as of 07/16/14) 82.35 $ % Premium / (Discount) 10.0% Round Rock Implied Transaction Price Calculation Equity Consideration: Round Rock Purchase Price Per Share 90.59 $ Irving Share Price (as of 07/16/14) 36.91 Implied Exchange Ratio 2.454x Offer Price Port Arthur Multiples Analysis Metric Price 90.59 $ Premium / (Discount) to Port Arthur: Price (as of 07/16/14) 82.35 $ 10.0% 30-Day Avg. Unit Price 81.23 11.5% 60-Day Avg. Unit Price 79.32 14.2% 90-Day Avg. Unit Price 78.06 16.0% 52-Week High 86.73 4.4% 52-Week Low 72.22 25.4%

Side-by-Side Analysis Summary Market Data Source: Public filings, Capital IQ, Wall Street Research and Management projections. Note: Irving valued on a consolidated basis. (1) Implied value of GP equity based on 2014E distributions to GP capitalized at the current LP yield. ($Millions, except per unit / share values) 8 Port Arthur Irving Elgin Round Rock Current At Offer Price At Offer Price At Offer Price Port Arthur Unit Price (as of 07/16/14) 82.35 $ 90.59 $ 36.91 $ 39.12 $ 90.59 $ % Premium to Current 10.0% 10.0% 14.6% Round Rock Price (as of 07/16/14) 79.07 $ 90.59 $ % Premium to Current 14.6% LP Equity Value 37,591 $ 41,824 $ 38,202 $ 8,838 $ 11,892 $ Implied GP Value (1) 28,733 $ 28,733 $ NA 3,487 $ 28,733 $ Total Equity Value 66,324 $ 70,557 $ 38,202 $ 12,325 $ 40,625 $ Net Debt, Preferred & Non-Controlling Interest 22,419 $ 22,419 $ 52,716 $ 4,765 $ - $ Total Enterprise Value 88,743 $ 92,976 $ 90,918 $ 17,090 $ 40,625 $ Implied Multiples TEV / EBITDA 2014E 14.9x 15.6x 32.0x 14.3x NA 2015E 13.5x 14.2x 30.0x 13.8x NA Price / LP Distributable Cash Flow 2014E 14.8x 16.3x 21.5x 14.9x 16.3x 2015E 14.4x 15.8x 20.1x 14.9x 15.8x LP Distributions / Price Current 6.8% 6.1% 4.7% 6.6% 6.1% 2014E 6.8% 6.2% 4.7% 6.6% 6.2% 2015E 7.1% 6.4% 5.0% 6.6% 6.4%

Market Update 9

3-Year Relative Performance

As of July 16, 2014



160%
150%
140%
130%
120%
110%
100%
90%
80%
70%
60%
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
1
2
3
4
5
6
7
8
9
Round Rock: 49%
Irving: 31%
Port Arthur: 13%
Elgin: 2%
Port Arthur
Irving
Round Rock
Elgin

1. **October 16, 2011:** Irving announced definitive agreement to acquire Elgin's C-Corp parent for approximately $38 billion in total consideration
2. **February 24, 2012:** Agreed to sell upstream business of Elgin's C-Corp parent to affiliates of Apollo Global Management and Riverstone Holdings for $7 billion
3. **April 25, 2012:** Port Arthur announced an agreement to purchase KKR's 50% interest in a JV that owns Altamont midstream assets in Uinta and the Camino Real Gathering System in the Eagle Ford for $300 million
4. **June 6, 2012:** Irving announced that it has priced a public offering of 63,000,000 shares at $31.88 per share
5. **November 13, 2012:** Port Arthur closes the sale of KMIGT, Trailblazer Pipeline, the Casper-Douglas natural gas processing and West Frenchie Draw treating facilities in Wyoming, and the Company's 50% interest in the Rockies Express Pipeline to Tallgrass Energy Partners for ~$3 billion
6. **January 29, 2013:** Port Arthur announced an agreement to acquire all of Copano's outstanding units for $5 billion in a 100% unit for unit transaction
7. **August 7, 2013:** Port Arthur and MarkWest Utica EMG announced an agreement to form a midstream JV for two projects in the Utica and Marcellus Shales in Ohio, Pennsylvania and West Virginia
8. **December 23, 2013:** Port Arthur announced the acquisition of American Petroleum Tankers and State Class Tankers from Blackstone and Cerberus for $962 million in cash
9. **March 26, 2014:** Port Arthur announced that it will invest ~$1 billion to build and operate the new Lobos Pipeline, a 213-mile, 16-inch diameter pipeline for CO_2 transport from Arizona to New Mexico

Source: Capital IQ and Company press releases

Jefferies LLC / July 2014

10

Jefferies

 Port Arthur LTM Unit Price History LTM July 16, 2014 Source: Capital IQ. 11 Average Unit Price LTM 180-day 90-day 60-day 30-day 52-week high 52-week low $79.41 $77.51 $78.06 $79.32 $81.23 $86.73 $72.22

Percentage of Units Traded LTM Percentage of Units Traded Last Six Months Port Arthur Trading Volume and Price Analysis LTM Total Units Traded: 321,544,594 Average Daily Volume: 880,944 Source: Capital IQ. LTM July 16, 2014 Last Six Months Total Units Traded: 178,338,368 Average Daily Volume: 977,197 12

 Irving LTM Share Price History LTM July 16, 2014 Source: Capital IQ. Share Price 13 Average Share Price LTM 180-day 90-day 60-day 30-day 52-week high 52-week low $34.83 $33.63 $34.33 $35.03 $35.84 $39.58 $30.96

Percentage of Shares Traded Last Six Months Percentage of Shares Traded LTM Irving Trading Volume and Price Analysis LTM Total Shares Traded: 1,497,125,771 Average Daily Volume: 4,101,714 Source: Capital IQ. LTM July 16, 2014 Last Six Months Total Shares Traded: 782,117,733 Average Daily Volume: 4,285,577 14

Wall Street Views Port Arthur Wall Street Views ($Millions, except per unit values) Source: Bloomberg Financial. Unit price of $82.35 as of July 16, 2014. 15 Price at Price Price at Report as Current Price as Date of Report Firm Recommendation Report Target % of Target % of Target (1) 07/21/14 RBC Capital Markets Sector Perform 83.53 $ 83.00 $ 100.6% 99.2% 07/18/14 Argus Research Buy 82.64 93.00 88.9% 88.5% 07/17/14 Credit Suisse Outperform 82.42 92.00 89.6% 89.5% 07/17/14 Simmons & Company Overweight 82.42 92.00 89.6% 89.5% 07/17/14 Barclays Overweight 82.42 89.00 92.6% 92.5% 07/16/14 Jefferies Hold 82.35 77.00 106.9% 106.9% 06/20/14 UBS Buy 80.25 85.00 94.4% 96.9% 05/19/14 JPMorgan Neutral 75.94 79.00 96.1% 104.2% 04/09/14 Deutsche Bank Buy 77.58 90.00 86.2% 91.5% 09/26/13 Tudor, Pickering, Holt & Co. Hold 80.17 91.00 88.1% 90.5% 09/19/13 S&P Capital IQ Strong Buy 80.28 99.00 81.1% 83.2% Average 88.18 $ 92.2% 93.9% Offer Price 90.59 $

Wall Street Research Analyst Commentary Port Arthur Wall Street Views (Cont’d) Source: Wall Street research. “Given the IDR burden, combined with little retained DCF, Port Arthur requires a significantly higher return hurdle to avoid dilution of opportunities. In order for Port Arthur to grow its distribution (and thereby increase its IDR payments to Irving) at a rate of 3-5%, it needs to achieve a lower cost of capital.” “Important to note, any changes to Port Arthur’s capital structure could have direct impact on Irving cash flows, particularly in the short-term. However, we believe that improved coverage at Port Arthur will drive down its cost of equity accelerating distribution growth over the long-term and ultimately outweighing any short-term impacts.” UBS, June 19, 2014 “Irving has considerable upside from its huge backlog of projects but that also means substantial leverage is needed. Unless management can soon identify a clear path for Port Arthur to lower its cost of equity (e.g. alleviate IDR burden), the company’s growth will lag behind peers and serve as a constraint for any potential third party acquisitions.” Deutsche Bank, July 17, 2014 “While there’s been much noise concerning maintenance capex, CO2 earnings, etc., the crux of the issue is simple, in our view. Irving has been the greatest victim of its own success in utilizing the MLP structure to grow. The result is (1) a high GP burden (44% of total distributions go to the GP), which increases its cost of equity and reduces accretion to LP unit holders (all else equal), and (2) the company’s large size, which makes “moving the needle” on growth more difficult.” Wells Fargo, July 18, 2014 16

Wall Street Views Irving Wall Street Views Source: Bloomberg Financial. Stock price of $36.91 as of July 16, 2014. ($Millions, except per share values) (As of July 16, 2014) 17 Price at Price Price at Report as Current Price as Date of Report Firm Recommendation Report Target % of Target % of Target (1) 07/22/14 RBC Capital Markets Outperform 37.65 $ 40.00 $ 94.1% 92.3% 07/17/14 Goldman Sachs Buy 36.81 45.00 81.8% 82.0% 07/17/14 Credit Suisse Outperform 36.81 41.00 89.8% 90.0% 07/17/14 Raymond James Outperform 36.81 38.00 96.9% 97.1% 07/17/14 Simmons & Company Overweight 36.81 41.00 89.8% 90.0% 07/17/14 Barclays Overweight 36.81 39.00 94.4% 94.6% 07/16/14 Jefferies Hold 36.91 34.00 108.6% 108.6% 06/20/14 UBS Buy 36.03 38.00 94.8% 97.1% 05/19/14 JPMorgan Overweight 33.32 36.00 92.6% 102.5% 04/09/14 Deutsche Bank Buy 32.92 42.00 78.4% 87.9% 09/26/13 Tudor, Pickering, Holt & Co. Hold 35.98 37.00 97.2% 99.8% Average 39.18 $ 92.6% 94.7% Current Price 36.91 $

LTM Unit / Share Price Performance 6-Month Unit/Share Price Performance 3-Month Unit/Share Price Performance Relative Unit Performance Source: Capital IQ. Alerian MLP: 13% Irving: (7%) Elgin: (18%) As of July 16, 2014 Round Rock: 0% Port Arthur: (4%) Alerian MLP: 13% Irving: 5% Elgin: 6% Round Rock: 9% Port Arthur: 2% Alerian MLP: 9% Irving: 12% Elgin: 9% Round Rock: 11% Port Arthur: 10% 18

3-Year Unit / Share Price Comparison Port Arthur / Round Rock Price Comparison Source: Capital IQ. Represents R2 of daily percent change in value of Port Arthur to daily percent change in value of Round Rock. As of July 16, 2014 R² = .81(1) 19

Comparable Trading Metrics Comparable Midstream Yield Analysis Source: Capital IQ. Note: Pricing as of 07/16/14; represents consolidated entities. Irving implied valuation based on pro forma structure and management projections; assumed 4.5% yield. 20 Irving Pro Forma (1) EPD WMB SE Market Capitalization 94,667 $ 72,908 $ 43,152 $ 28,632 $ Consolidated Enterprise Value 135,484 $ 90,526 $ 60,958 $ 43,823 $ Distributed Cash Flow Yield Current 4.5% 3.7% 2.9% 3.1% 2015E 4.5% 4.0% 3.6% 3.5% 2016E 5.0% 4.4% 4.4% 3.8% 2017E 5.4% 4.8% 4.7% 3.9% '14E - '17E Distribution Growth Rate 10.0% 6.6% 15.7% 7.0%

Relative Valuation Analysis 21

Port Arthur – Historical Standalone Distributed Cash Flow Growth Source: Public filings and presentations. Irving – Historical Standalone 2011 – 2013 CAGR: 15.5% 2011 – 2013 CAGR: 7.5% Port Arthur – Projected Standalone Irving – Projected Standalone 2013A – 2018E CAGR: 6.7% 2013A – 2018E CAGR: 5.5% 22

Port Arthur Financial Information

($Millions, except per unit values)

Port Arthur – Management Financial Projections

	Year-End								
	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Adjusted EBITDA	$ 6,561	$ 7,491	$ 8,191	$ 9,546	$ 10,023	$ 10,524	$ 11,050	$ 11,603	$ 12,183
(-) Interest Expense	$ (1,159)	$ (1,373)	$ (1,487)	$ (1,932)	$ (1,977)	$ (2,021)	$ (2,062)	$ (2,100)	$ (2,135)
(-) Maintenance Capital Expenditures	(454)	(466)	(478)	(489)	(501)	(526)	(553)	(580)	(609)
(-) Other	(77)	(98)	(102)	(106)	(106)	(106)	(106)	(106)	(106)
Distributable Cash Flow	**$ 4,871**	**$ 5,554**	**$ 6,124**	**$ 7,018**	**$ 7,439**	**$ 7,871**	**$ 8,330**	**$ 8,817**	**$ 9,333**
Coverage Ratio	0.98x	0.99x	0.99x	1.00x	1.00x	1.00x	1.00x	1.00x	1.00x
Distributed Cash Flow	**$ 4,995**	**$ 5,617**	**$ 6,193**	**$ 7,047**	**$ 7,469**	**$ 7,904**	**$ 8,365**	**$ 8,854**	**$ 9,373**
(-) GP Distributed Cash Flow	$ (2,173)	$ (2,497)	$ (2,791)	$ (3,205)	$ (3,409)	$ (3,626)	$ (3,856)	$ (4,100)	$ (4,358)
LP Distributed Cash Flow	**$ 2,823**	**$ 3,120**	**$ 3,402**	**$ 3,842**	**$ 4,060**	**$ 4,278**	**$ 4,509**	**$ 4,754**	**$ 5,015**
Weighted Avg. Cash Pay Units Outstanding (MM)	484	505	527	552	583	597	611	627	644
LP Distributable Cash Flow / Unit	$ 5.73	$ 6.15	$ 6.43	$ 6.95	$ 6.96	$ 7.16	$ 7.37	$ 7.57	$ 7.77
LP Distributed Cash Flow / Unit	5.83	6.18	6.46	6.96	6.97	7.17	7.37	7.58	7.78
Distribution per Unit – % Growth	*4.5%*	*6.0%*	*4.5%*	*7.7%*	*0.1%*	*2.9%*	*2.8%*	*2.8%*	*2.7%*

Source: Management projections.

Jefferies LLC / July 2014

23

Jefferies

Irving – Management Financial Projections Irving Financial Information Source: Management projections. ($Millions, except per unit values) 24 Year-End 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E Port Arthur Cash Flow GP Interest 2,173 $ 2,497 $ 2,791 $ 3,205 $ 3,409 $ 3,626 $ 3,856 $ 4,100 $ 4,358 $ Port Arthur Unit Distributions 161 171 178 192 192 198 204 209 215 Round Rock Distributions 96 102 107 115 115 118 122 125 129 Total Port Arthur Cash Flow 2,430 $ 2,770 $ 3,076 $ 3,512 $ 3,716 $ 3,943 $ 4,182 $ 4,434 $ 4,701 $ Elgin Cash Flow GP Interest 239 $ 247 $ 290 $ 306 $ 335 $ 363 $ 394 $ 425 $ 459 $ Elgin Unit Distributions 241 241 253 258 267 275 283 292 300 Total Elgin Cash Flow 481 $ 488 $ 544 $ 564 $ 601 $ 638 $ 677 $ 717 $ 759 $ Plus: Other Cash Flow 160 $ 143 $ 153 $ 153 $ 153 $ 153 $ 153 $ 153 $ 153 $ Less: Other Corporate Expenditures (1,163) (1,286) (1,584) (1,878) (1,963) (2,056) (2,154) (2,258) (2,367) Total Cash Available for Distribution 1,908 $ 2,115 $ 2,189 $ 2,352 $ 2,508 $ 2,678 $ 2,857 $ 3,047 $ 3,247 $ Irving Declared Dividend per Share $1.84 $2.00 $2.07 $2.22 $2.36 $2.52 $2.69 $2.87 $3.06 Distribution per Share -- % Growth 7.1% 8.4% 3.5% 7.3% 6.6% 6.8% 6.7% 6.6% 6.6%

Summary of Valuation Methodologies Jefferies’ approach to analyzing the Exchange Ratio to be used in the Merger entails several standard and customary analyses, including, but not limited to, the following: Selected Public Companies Analysis, a method of valuing an entity relative to publicly-traded companies with similar products or services, similar operating or financial characteristics, or similar customers or markets Discounted Cash Flow (“DCF”) Analysis, a method of valuing an entity relative to the estimated present value of future cash flows Historical Exchange Ratio Analysis, which values an entity by analyzing the relative historic exchange ratio of the two parties to the Merger Premiums Paid Analysis, a method of valuing a target company by analyzing the premiums paid in selected precedent M&A transactions Jefferies did not attribute any particular weight to any analysis, methodology or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of Jefferies’ analyses 25

Summary Valuation Range


Port Arthur / Round Rock Exchange Ratio
Implied by Offer:
2.454x(1)
1.500x 1.750x 2.000x 2.250x 2.500x 2.750x 3.000x 3.250x

Methodology	Implied Exchange Ratio	Relevant Metrics
Selected Public Companies Analysis		
Current Yield	2.035x – 2.559x	Based on Current Annualized Yield Port Arthur: 6.00% - 6.75% Irving: 4.25% - 4.75%
2014E Yield	2.043x – 2.569x	Based on 2014E Yield Port Arthur: 6.00% - 6.75% Irving: 4.25% - 4.75%
2015E Yield	1.923x – 2.534x	Based on 2015E Yield Port Arthur: 6.25% - 7.00% Irving: 4.25% - 5.00%
DCF Analysis		
DCF Analysis -- Reflecting Port Arthur's GP Sharing	1.893x – 2.430x	Port Arthur Discount Rate: 10.20% - 11.20% (Port Arthur's GP Sharing) 8.40% - 9.40% (Comps' GP Sharing) Port Arthur Terminal Distributed Yield: 6.00% - 6.75%
DCF Analysis -- Reflecting Comps' GP Sharing	2.030x – 2.610x	Irving Discount Rate: 7.60% - 8.60% Irving Terminal Distributed Yield: 4.50% - 5.00%
Premiums Paid Analysis		**Based on 25% / 75% Quartiles:**
Third-Party Premiums Paid	2.464x – 2.743x	Based on Precedent Third-Party Premiums Paid to: 1-day, 7-Days and 30-Days prior unit pricing
Affiliate MLP Mergers (Common Control)	2.388x – 2.651x	Based on Precedent Affiliate MLP Mergers to: 1-day, 7-Days and 30-Days prior unit pricing
Affiliate GP Acquisitions (Common Control)	2.428x – 2.789x	Based on Precedent Affiliate GP Acquisitions to: 1-day, 7-Days and 30-Days prior unit pricing

Source: Management projections.
(1) Port Arthur consideration consists of 2.1624 Irving shares for each Port Arthur common unit acquired plus approximately $10.77 in cash per common unit acquired; Round Rock consideration consists of 2.4542 Irving shares for each Round Rock each share acquired.

Jefferies LLC / July 2014
26

Jefferies

Implied Exchange Ratio Analysis Historical Trading Relationship Historical Market Implied Exchange Ratio Analysis 02/21/12 High 2.821x 04/05/12 Low 2.071x 3-Year Avg. = 2.378x Current Offer = 2.454x 27 Average Current as Average Unit / Share Price Exchange Premium / Port Arthur Irving Ratio (Discount) Current 82.35 $ 36.91 $ 2.231x 10% Premium 90.59 36.91 2.454x 20% Premium 98.82 36.91 2.677x 30% Premium 107.06 36.91 2.900x 30-Day 81.23 35.84 2.267x (1.6%) 60-Day 79.32 35.03 2.265x (1.5%) 90-Day 78.06 34.33 2.274x (1.9%) LTM 79.41 34.83 2.282x (2.2%) 2-Year 82.09 35.72 2.300x (3.0%) 3-Year 80.86 34.20 2.378x (6.2%)

2014E Yield 2015E Yield Current Yield Comparable Company Analysis Implied Exchange Ratios Versus 2.454x Implied by Current Offer Versus 2.454x Implied by Current Offer Versus 2.454x Implied by Current Offer 28 2015E Yield Implied Port Arthur Implied Irving LP Distributed Cash Flow per Unit $5.83 $1.84 Yield 7.00% 6.25% 5.00% 4.25% Implied LP Unit Price $83.29 $93.28 $36.81 $43.31 Low High Exchange Ratio 1.923x 2.534x Current Yield 2014E Yield Implied Port Arthur Implied Irving Implied Port Arthur LP Distributed Cash Flow per Unit $5.56 $1.72 Yield 6.75% 6.00% 4.75% 4.25% Implied LP Unit Price $82.37 $92.67 $36.21 $40.47 Low High Low Exchange Ratio 2.035x 2.559x 2014E Yield 2015E Yield Implied Port Arthur Implied Irving Implied Port Arthur LP Distributed Cash Flow per Unit $5.58 $1.72 Yield 6.75% 6.00% 4.75% 4.25% Implied LP Unit Price $82.67 $93.00 $36.20 $40.45 Low High Low Exchange Ratio 2.043x 2.569x

Port Arthur Trading Metrics of Comparable Companies Source: Public filings, Capital IQ, Wall Street Research and Management projections. Includes fully diluted common units, other classes of LP units and implied GP value (GP distributions capitalized at the current LP yield). Defined as Total Equity Market Value + net debt + non-controlling interest + preferred. Current declared quarterly distribution per unit annualized and divided by current closing unit price. 2014E distribution per unit divided by current closing unit price. 2015E distribution per unit divided by current closing unit price. Current Yield 2014E Yield 2015E Yield ($Millions, except per unit values) 29 Unit Price Total Equity Distributed Cash Flow '14E - '17E % of Current Current Price on vs. LTM Market Enterprise Current Current 2014E 2015E EV / EBITDA Distribution Distributions Marginal Partnership 7/16/14 High Low Value (1) Value (2) LP Dist. LP Yield (3) LP Yield (4) LP Yield (5) 2014E 2015E Growth Rate to GP Split to GP Selected Large Cap Diversified Enterprise Products Partners L.P. (EPD) $77.81 98.1% 135.0% $72,908 $90,526 $2.88 3.7% 3.8% 4.0% 17.7x 16.9x 6.6% 0.0% 0.0% Energy Transfer Partners, L.P. (ETP) 56.77 97.2% 114.9% 26,808 46,402 3.82 6.7% 6.7% 7.0% 13.4x 13.9x 3.4% 36.7% 48.7% Williams Partners, L.P. (WPZ) 54.64 95.4% 114.8% 36,089 47,998 3.67 6.7% 6.8% 7.2% 14.7x 12.6x 3.4% 32.2% 50.0% Plains All American Pipeline LP (PAA) 58.97 97.8% 124.8% 32,704 40,437 2.58 4.4% 4.4% 4.8% 18.0x 16.0x 8.4% 34.1% 50.0% ONEOK Partners LP (OKS) 58.84 99.5% 122.2% 21,020 26,373 3.04 5.2% 5.2% 5.6% 16.8x 14.7x 7.7% 31.2% 50.0% Enbridge Energy Partners, L.P. (EEP) 35.48 95.5% 136.5% 14,003 22,448 2.17 6.1% 6.3% 6.6% 14.8x 12.8x 5.4% 14.2% 50.0% Port Arthur 5.56 6.8% 6.8% 7.1% 14.93231 13.5255 0.032392222 0.459674415 50.0% Average $3.03 5.5% 5.5% 5.9% 15.9x 14.5x 5.8% 24.7% 41.5% Median 2.96 5.6% 5.7% 6.1% 15.8x 14.3x 6.0% 31.7% 50.0% Port Arthur $82.35 94.9% 114.0% $66,324 $88,743 $5.56 6.8% 6.8% 7.1% 14.9x 13.5x 3.2% 46.0% 50.0% Port Arthur at Current Offer $90.59 104.4% 125.4% $70,557 $92,976 $5.56 6.1% 6.2% 6.4% 15.6x 14.2x 3.2% 46.0% 50.0%

Irving Trading Metrics of Comparable Companies Source: Public filings, Capital IQ, Wall Street Research and Management projections. Calculated as shares outstanding multiplied by current price. Calculated as GP equity value plus net debt at GP level. Calculated as value of LP units held divided by enterprise value. Current Yield 2014E Yield 2015E Yield ($Millions, except per share values) Current Yield Growth Rate 2014E Yield Growth Rate 2015E Yield Growth Rate 30 Non-GP GP Considerations Distributed '14E - '17E Current Price on GP Equity Enterprise Value as % Current Highest Current Cash Flow Yield Distribution Yield Spread Company 7/16/14 Value (1) Value (2) of EV (3) IDR Tier IDR Tier CF to GP Current 2014E 2015E Growth Rate to MLP Selected GP Comparables Williams Companies, Inc. (WMB) $58.39 $43,152 $49,733 44.8% 50.0% 50.0% 31.9% 2.9% 3.0% 3.6% 15.7% -380 bps Spectra Energy Corp. (SE) 42.69 28,632 36,431 35.4% 50.0% 50.0% 20.5% 3.1% 3.2% 3.5% 7.0% -99 bps Energy Transfer Equity, L.P. (ETE) 57.80 31,427 34,947 18.4% 48.7% 48.7% 36.4% 2.6% 2.7% 3.5% 22.3% -410 bps Western Gas Equity Partners, LP (WGP) 60.11 13,158 13,147 29.4% 50.0% 50.0% 25.4% 1.8% 1.9% 2.4% 20.4% -152 bps EnLink Midstream, LLC (ENLC) 40.36 6,619 6,735 7.8% 25.0% 50.0% 8.2% 1.8% 2.0% 2.5% 21.6% -280 bps Targa Resources Corp. (TRGP) 139.48 5,880 5,939 15.0% 50.0% 50.0% 28.1% 2.0% 2.0% 2.5% 20.1% -256 bps Plains GP Holdings, L.P. (PAGP) 30.67 4,166 4,684 0.0% 50.0% 50.0% 34.1% 2.4% 2.3% 2.8% 16.9% -198 bps NuStar GP Holdings, LLC (NSH) 40.58 1,731 1,756 39.2% 25.0% 25.0% 13.0% 5.4% 5.4% 5.4% 2.5% -115 bps Irving 50.0% 50.0% 46.0% 4.7% 4.7% 5.0% 8.2% Average 43.6% 46.7% 24.7% 2.8% 2.8% 3.3% 15.8% -236 bps Median 50.0% 50.0% 26.7% 2.5% 2.5% 3.1% 18.5% -227 bps Irving $36.91 $38,202 $48,167 14.2% 50.0% 50.0% 46.0% 4.7% 4.7% 5.0% 8.2% -209 bps

Port Arthur DCF – Unit Price Sensitivity Irving DCF – Share Price Sensitivity Implied Discounted Cash Flow Analysis Exchange Ratio Versus 2.454x Implied by Current Offer Reflecting Port Arthur’s GP Sharing Terminal Value Discount Rate Yield 10.20% 10.45% 10.70% 10.95% 11.20% 6.000% $96.72 $95.77 $94.84 $93.93 $93.02 6.188% 94.55 93.63 92.73 91.83 90.95 6.375% 92.51 91.62 90.74 89.86 89.00 6.563% 90.59 89.72 88.86 88.01 87.17 6.750% 88.78 87.92 87.08 86.25 85.43 Terminal Value Discount Rate Yield 7.60% 7.85% 8.10% 8.35% 8.60% 4.500% $45.12 $44.65 $44.19 $43.73 $43.28 4.625% 44.14 43.68 43.23 42.78 42.34 4.750% 43.21 42.76 42.32 41.88 41.45 4.875% 42.32 41.88 41.45 41.03 40.61 5.000% 41.48 41.05 40.63 40.21 39.80 31 Discounted Cash Flow Analysis Implied Port Arthur Implied Irving Implied LP Unit Price 85.43 $ 96.72 $ 39.80 $ 45.12 $ Low High Exchange Ratio 1.893x 2.430x

DCF Projection Summary Port Arthur Discounted Cash Flow Analysis Source: Management projections. Note: Current Port Arthur unit price of $82.35 as of 07/16/14; assumes 01/01/15 effective date. Reflecting Port Arthur’s GP Sharing 32 Port Arthur Projections 2015E 2016E 2017E 2018E 2019E Cash Flows Distributed Cash Flow / Unit 5.83 $ 6.18 $ 6.46 $ 6.96 $ 6.97 $ Distributable Cash Flow / Unit 5.73 6.15 6.43 6.95 6.96 Discount Period (Mid-Period Convention) 0.500 1.500 2.500 3.500 4.500 Terminal Values Low 103.23 $ High 116.13 $ Valuation Analysis Low High Discount Rate 11.20% 10.20% Terminal Value Yield 6.75% 6.00% Present Value of Distributable Cash Flow 24.72 $ 25.26 $ Present Value of Terminal Value 60.71 71.46 Implied Unit Reference Range 85.43 $ 96.72 $ Terminal Value as % of Total Value 71.1% 73.9% Implied Premium / (Discount) to Current Unit Price 3.7% 17.4%

DCF Projection Summary Irving Discounted Cash Flow Analysis Source: Management projections Note: Assumes 01/01/15 effective date. Reflecting Port Arthur’s GP Sharing 33 Irving Projections 2015E 2016E 2017E 2018E 2019E Cash Flows Distributed Cash Flow / Share 1.84 $ 2.00 $ 2.07 $ 2.22 $ 2.36 $ Distributable Cash Flow / Share 1.84 2.00 2.07 2.22 2.36 Discount Period (Mid-Period Convention) 0.500 1.500 2.500 3.500 4.500 Terminal Values Low 47.28 $ High 52.54 $ Valuation Analysis Low High Discount Rate 8.60% 7.60% Terminal Value Yield 5.00% 4.50% Present Value of Distributable Cash Flow 8.50 $ 8.70 $ Present Value of Terminal Value 31.30 36.42 Implied Share Reference Range 39.80 $ 45.12 $ Terminal Value as % of Total Value 78.6% 80.7% Implied Premium / (Discount) to Current Share Price 7.8% 22.3%

Port Arthur DCF – Unit Price Sensitivity Irving DCF – Share Price Sensitivity Implied Discounted Cash Flow Analysis Exchange Ratio Versus 2.454x Implied by Current Offer Reflecting Comps’ GP Sharing Terminal Value Discount Rate Yield 8.40% 8.65% 8.90% 9.15% 9.40% 6.000% $103.88 $102.84 $101.82 $100.81 $99.82 6.188% 101.53 100.52 99.52 98.54 97.57 6.375% 99.32 98.33 97.36 96.40 95.46 6.563% 97.23 96.27 95.32 94.39 93.46 6.750% 95.26 94.32 93.40 92.48 91.58 Terminal Value Discount Rate Yield 7.60% 7.85% 8.10% 8.35% 8.60% 4.500% $45.12 $44.65 $44.19 $43.73 $43.28 4.625% 44.14 43.68 43.23 42.78 42.34 4.750% 43.21 42.76 42.32 41.88 41.45 4.875% 42.32 41.88 41.45 41.03 40.61 5.000% 41.48 41.05 40.63 40.21 39.80 34 Discounted Cash Flow Analysis Implied Port Arthur Implied Irving Implied LP Unit Price 91.58 $ 103.88 $ 39.80 $ 45.12 $ Low High Exchange Ratio 2.030x 2.610x

DCF Projection Summary Port Arthur Discounted Cash Flow Analysis Source: Management projections. Note: Current Port Arthur unit price of $82.35 as of 07/16/14; assumes 01/01/15 effective date. Reflecting Comps’ GP Sharing 35 Port Arthur Projections 2015E 2016E 2017E 2018E 2019E Cash Flows Distributed Cash Flow / Unit 5.83 $ 6.18 $ 6.46 $ 6.96 $ 6.97 $ Distributable Cash Flow / Unit 5.73 6.15 6.43 6.95 6.96 Discount Period (Mid-Period Convention) 0.500 1.500 2.500 3.500 4.500 Terminal Values Low 103.23 $ High 116.13 $ Valuation Analysis Low High Discount Rate 9.40% 8.40% Terminal Value Yield 6.75% 6.00% Present Value of Distributable Cash Flow 25.71 $ 26.29 $ Present Value of Terminal Value 65.87 77.59 Implied Unit Reference Range 91.58 $ 103.88 $ Terminal Value as % of Total Value 71.9% 74.7% Implied Premium / (Discount) to Current Unit Price 11.2% 26.1%

DCF Projection Summary Irving Discounted Cash Flow Analysis Source: Management projections Note: Assumes 01/01/15 effective date. Reflecting Comps’ GP Sharing 36 Irving Projections 2015E 2016E 2017E 2018E 2019E Cash Flows Distributed Cash Flow / Share 1.84 $ 2.00 $ 2.07 $ 2.22 $ 2.36 $ Distributable Cash Flow / Share 1.84 2.00 2.07 2.22 2.36 Discount Period (Mid-Period Convention) 0.500 1.500 2.500 3.500 4.500 Terminal Values Low 47.28 $ High 52.54 $ Valuation Analysis Low High Discount Rate 8.60% 7.60% Terminal Value Yield 5.00% 4.50% Present Value of Distributable Cash Flow 8.50 $ 8.70 $ Present Value of Terminal Value 31.30 36.42 Implied Share Reference Range 39.80 $ 45.12 $ Terminal Value as % of Total Value 78.6% 80.7% Implied Premium / (Discount) to Current Share Price 7.8% 22.3%

Third-Party Premiums Paid Analysis Selected Midstream Transactions Source: Bloomberg Financial, public filings and press releases. Versus 10.0% Implied by Current Offer 37 Price % Premium 1 Day 7 Days 30 Days 1 Day 7 Days 30 Days Date Buyer Seller Offer Prior Spot Prior Average Prior Average Prior Spot Prior Average Prior Average Premiums 10/10/13 Regency Energy Partners PVR Partners 28.68 $ 22.81 $ 22.91 23.18 25.7% 25.2% 23.7% 05/06/13 Inergy Midstream Crestwood Midstream Partners 27.30 23.85 23.77 24.43 14.5% 14.9% 11.7% 01/29/13 Kinder Morgan Energy Partners Copano Energy 40.91 33.13 33.39 33.14 23.5% 22.5% 23.4% 06/12/06 Plains All American Pipeline Pacific Energy Partners 35.50 32.09 32.03 31.15 10.6% 10.8% 14.0% 11/01/04 Valero Kaneb Pipeline Partners 61.58 50.76 51.74 51.83 21.3% 19.0% 18.8% 12/15/03 Enterprise Products Partners GulfTerra Energy Partners 41.27 40.39 40.06 40.23 2.2% 3.0% 2.6% Max 25.7% 25.2% 23.7% 75% Quartile 22.9% 21.7% 22.3% Mean 16.3% 15.9% 15.7% Median 17.9% 16.9% 16.4% 25% Quartile 11.6% 11.8% 12.3% Min 2.2% 3.0% 2.6%

Third-Party Premiums Paid Analysis (Cont’d) Source: Bloomberg Financial, public filings and press releases. Versus 10.0% Implied by Current Offer 38 Premiums Paid Analysis Implied Port Arthur Irving Current Implied Unit Price $90.94 $101.25 $36.91 $36.91 Low High Exchange Ration 2.464x 2.743x % Premium 1 Day 7 Days 30 Days Port Arthur Implied Price per Unit Valuation Prior Spot Prior Average Prior Average Unit Price Before Offer 82.35 $ 81.33 $ $81.23 High 25.7% 25.2% 23.7% 75% Quartile 22.9% 21.7% 22.3% Mean 16.3% 15.9% 15.7% Median 17.9% 16.9% 16.4% 25% Quartile 11.6% 11.8% 12.3% Low 2.2% 3.0% 2.6% Implied Value per Unit High 103.54 $ 101.81 $ 100.51 $ 75% Quartile 101.25 98.94 99.33 Mean 95.77 94.26 93.99 Median 97.08 95.10 94.54 25% Quartile 91.88 90.94 91.21 Low 84.14 83.77 83.33 Offer Price 90.59 $

Affiliate MLP Mergers (Common Control) Premiums Paid Analysis Selected Midstream Transactions Source: Bloomberg Financial, public filings and press releases. Versus 10.0% Implied by Current Offer 39 Price % Premium 1 Day 7 Days 30 Days 1 Day 7 Days 30 Days Date Buyer Seller Offer Prior Spot Prior Average Prior Average Prior Spot Prior Average Prior Average Premiums 08/27/13 Plains All American Pipeline PAA Natural Gas Storage 22.89 $ 21.09 $ 21.06 21.00 8.5% 8.7% 9.0% 02/23/11 Enterprise Products Partners Duncan Energy Partners 42.00 32.73 32.52 32.56 28.3% 29.1% 29.0% 06/29/09 Enterprise Products Partners TEPPCO Partners 31.36 28.69 28.12 29.04 9.3% 11.5% 8.0% Max 28.3% 29.1% 29.0% 75% Quartile 18.8% 20.3% 19.0% Mean 15.4% 16.5% 15.3% Median 9.3% 11.5% 9.0% 25% Quartile 8.9% 10.1% 8.5% Min 8.5% 8.7% 8.0%

Affiliate MLP Mergers (Common Control) Premiums Paid Analysis (Cont’d) Source: Bloomberg Financial, public filings and press releases. Versus 10.0% Implied by Current Offer 40 Premiums Paid Analysis Implied Port Arthur Irving Current Implied Unit Price $88.14 $97.86 $36.91 $36.91 Low High Exchange Ration 2.388x 2.651x % Premium 1 Day 7 Days 30 Days Port Arthur Implied Price per Unit Valuation Prior Spot Prior Average Prior Average Unit Price Before Offer 82.35 $ 81.33 $ 81.23 $ High 28.3% 29.1% 29.0% 75% Quartile 18.8% 20.3% 19.0% Mean 15.4% 16.5% 15.3% Median 9.3% 11.5% 9.0% 25% Quartile 8.9% 10.1% 8.5% Low 8.5% 8.7% 8.0% Implied Value per Unit High 105.67 $ 105.02 $ 104.76 $ 75% Quartile 97.84 97.86 96.66 Mean 95.02 94.71 93.68 Median 90.01 90.71 88.56 25% Quartile 89.70 89.55 88.14 Low 89.38 88.40 87.73 Offer Price 90.59 $

Affiliate GP Acquisitions (Common Control) Premiums Paid Analysis Selected Midstream Transactions Source: Bloomberg Financial, public filings and press releases. Versus 10.0% Implied by Current Offer 41 Price % Premium 1 Day 7 Days 30 Days 1 Day 7 Days 30 Days Date Buyer Seller Offer Prior Spot Prior Average Prior Average Prior Spot Prior Average Prior Average Premiums 09/21/10 Penn Virginia Resource Partners Penn Virginia GP Holdings 24.48 $ 22.38 $ 22.22 20.66 9.4% 10.2% 18.5% 09/03/10 Enterprise Products Partners Enterprise GP Holdings 57.68 49.90 48.90 49.02 15.6% 17.9% 17.6% 08/09/10 Inergy Inergy Holdings 33.39 31.85 31.71 29.70 4.9% 5.3% 12.4% 06/11/10 Buckeye Partners Buckeye GP Holdings 41.01 31.18 30.16 30.82 31.5% 36.0% 33.1% 03/03/09 Magellan Midstream Partners Magellan Midstream Holdings 18.75 15.00 15.37 15.70 25.0% 22.0% 19.4% Max 31.5% 36.0% 33.1% 75% Quartile 25.0% 22.0% 19.4% Mean 17.3% 18.3% 20.2% Median 15.6% 17.9% 18.5% 25% Quartile 9.4% 10.2% 17.6% Min 4.9% 5.3% 12.4%

Affiliate GP Acquisitions (Common Control) Premiums Paid Analysis (Cont’d) Source: Bloomberg Financial, public filings and press releases. Versus 10.0% Implied by Current Offer 42 Premiums Paid Analysis Implied Port Arthur Irving Current Implied Unit Price $89.62 $102.96 $36.91 $36.91 Low High Exchange Ration 2.428x 2.789x % Premium 1 Day 7 Days 30 Days Port Arthur Implied Price per Unit Valuation Prior Spot Prior Average Prior Average Unit Price Before Offer 82.35 $ 81.33 $ 81.23 $ High 31.5% 36.0% 33.1% 75% Quartile 25.0% 22.0% 19.4% Mean 17.3% 18.3% 20.2% Median 15.6% 17.9% 18.5% 25% Quartile 9.4% 10.2% 17.6% Low 4.9% 5.3% 12.4% Implied Value per Unit High 108.31 $ 110.58 $ 108.09 $ 75% Quartile 102.96 99.20 97.02 Mean 96.57 96.19 97.65 Median 95.18 95.92 96.24 25% Quartile 90.08 89.62 95.56 Low 86.34 85.64 91.34 Offer Price 90.59 $

Appendix 43

Port Arthur Weighted Average Cost of Capital Calculation

Adjusted for Port Arthur GP Take

($Millions, except per unit values)

Unlevered Beta

Company	Closing Unit Price 07/16/14	Equity Value[1]	Total Debt	Total Cap.	D / E Ratio	Total Debt / Total Cap.	Levered Beta[2]	Unlevered Beta[3]
Enterprise Products Partners L.P. (EPD)	$ 77.81	$ 72,908	$ 18,383	$ 91,291	25%	20%	0.80	0.64
Williams Partners, L.P. (WPZ)	54.64	25,364	11,797	37,161	47%	32%	0.72	0.49
Plains All American Pipeline LP (PAA)	58.97	21,458	7,704	29,162	36%	26%	0.66	0.48
Energy Transfer Partners, L.P. (ETP)	56.77	18,393	14,292	32,685	78%	44%	0.71	0.40
ONEOK Partners LP (OKS)	58.84	10,131	6,065	16,196	60%	37%	0.74	0.46
Enbridge Energy Partners, L.P. (EEP)	35.48	9,019	5,595	14,614	62%	38%	0.72	0.44
				Mean	51%	33%	0.72	0.49
Port Arthur	$ 82.35	$ 37,591	$ 22,214	$ 59,805	59%	37%	0.73	0.46

Weighted Cost of Capital Calculation

Using Selected Companies Group Unlevered Beta and Average Capital Structure

Cost of Equity Calculation	
Unlevered Beta[3]	0.49
Relevered Beta[4] (β)	0.74
Risk-Free Rate[5] (Rf)	3.2%
Market Risk Premium[6] (Rm)	6.7%
Equity Size Premium[7] (Re)	(0.4%)
Cost of Common Equity = Rf + β*(Rm)+Re	7.8%
Implied Current GP Take	46.0%
Adjusted Cost of Common Equity[8]	14.4%

	Weight	Cost of Capital Pre-Tax	Cost of Capital After-Tax	Contribution to WACC
Debt[9]	37.1%	4.5%	4.5%	1.7%
Equity	62.9%	7.8%	7.8%	4.9%
			WACC	6.6%
Debt[9]	37.1%	4.5%	4.5%	1.7%
Adjusted Equity[8]	62.9%	14.4%	14.4%	9.1%
			Adjusted WACC	10.7%

Source: Public filings, Bloomberg and Capital IQ.

(1) Represents LP equity value.
(2) 2-year historical, weekly adjusted beta per Bloomberg as of 07/26/14.
(3) Unlevered Beta = Levered Beta / (1+D/E*(1-t)); reflects 0.0% tax rate.
(4) Relevered based on selected companies average capital structure.
(5) 30-year U.S. government bond yield as of 07/26/14 per Bloomberg.
(6) Long-horizon equity risk premium per Ibbotson Associates.
(7) 1st decile size premium per Ibbotson Associates.
(8) Based on 7.8% Cost of Common Equity, adjusted by 46.0% current Implied GP Take (7.8% / (1 – 46.0%)).
(9) Pre-tax cost of debt based on assumed Port Arthur cost of debt as of 07/26/14.

Jefferies LLC / July 2014

44

Jefferies

Port Arthur Weighted Average Cost of Capital Calculation (Cont'd)

Based on Comparable Companies' GP Take

($Millions, except per unit values)

Unlevered Beta								
Company	Closing Unit Price 07/16/14	Equity Value[1]	Total Debt	Total Cap.	D / E Ratio	Total Debt / Total Cap.	Levered Beta[2]	Unlevered Beta[3]
Enterprise Products Partners L.P. (EPD)	$ 77.81	$ 72,908	$ 18,383	$ 91,291	25%	20%	0.80	0.64
Williams Partners, L.P. (WPZ)	54.64	25,364	11,797	37,161	47%	32%	0.72	0.49
Plains All American Pipeline LP (PAA)	58.97	21,458	7,704	29,162	36%	26%	0.66	0.48
Energy Transfer Partners, L.P. (ETP)	56.77	18,393	14,292	32,685	78%	44%	0.71	0.40
ONEOK Partners LP (OKS)	58.84	10,131	6,065	16,196	60%	37%	0.74	0.46
Enbridge Energy Partners, L.P. (EEP)	35.48	9,019	5,595	14,614	62%	38%	0.72	0.44
				Mean	51%	33%	0.72	0.49
Port Arthur	$ 82.35	$ 37,591	$ 22,214	$ 59,805	59%	37%	0.73	0.46

Weighted Cost of Capital Calculation

Using Selected Companies Group Unlevered Beta and Average Capital Structure	
Cost of Equity Calculation	
Unlevered Beta[3]	0.49
Relevered Beta[4] (β)	0.74
Risk-Free Rate[5] (Rf)	3.2%
Market Risk Premium[6] (Rm)	6.7%
Equity Size Premium[7] (Re)	(0.4%)
Cost of Common Equity = Rf + β*(Rm)+Re	7.8%
Implied Current GP Take	31.7%
Adjusted Cost of Common Equity[8]	11.4%

		Cost of Capital		Contribution
	Weight	Pre-Tax	After-Tax	to WACC
Debt[9]	37.1%	4.5%	4.5%	1.7%
Equity	62.9%	7.8%	7.8%	4.9%
			WACC	6.6%
Debt[9]	37.1%	4.5%	4.5%	1.7%
Adjusted Equity[8]	62.9%	11.4%	11.4%	7.2%
			Adjusted WACC	8.9%

Source: Public filings, Bloomberg and Capital IQ.
(1) Represents LP equity value.
(2) 2-year historical, weekly adjusted beta per Bloomberg as of 07/26/14.
(3) Unlevered Beta = Levered Beta / (1+D/E*(1-t)); reflects 0.0% tax rate.
(4) Relevered based on selected companies average capital structure.
(5) 30-year U.S. government bond yield as of 07/26/14 per Bloomberg.
(6) Long-horizon equity risk premium per Ibbotson Associates.
(7) 1st decile size premium per Ibbotson Associates.
(8) Based on 7.8% Cost of Common Equity, adjusted by 31.7% average of comparable companies GP take (7.8% / (1 – 31.7%)).
(9) Pre-tax cost of debt based on assumed Port Arthur cost of debt as of 07/26/14.

Jefferies LLC / July 2014 45

Jefferies

Irving Weighted Average Cost of Capital Calculation

($Millions, except per share values)

Unlevered Beta

Company	Closing Share Price 07/16/14	Equity Value[1]	Total Debt	Total Cap.	D / E Ratio	Total Debt / Total Cap.	Levered Beta[2]	Unlevered Beta[3]
Williams Companies, Inc. (WMB)	$ 58.39	$ 43,152	$ 7,088	$ 50,240	16%	14%	1.15	1.03
Energy Transfer Equity, L.P. (ETE)	57.80	31,427	3,737	35,164	12%	11%	0.91	0.84
Spectra Energy Corp. (SE)	42.69	28,632	7,882	36,514	28%	22%	0.77	0.65
Western Gas Equity Partners, LP (WGP)	60.11	13,158	-	13,158	0%	0%	0.77	0.77
EnLink Midstream, LLC (ENLC)	40.36	6,619	119	6,738	2%	2%	1.17	1.16
Targa Resources Corp. (TRGP)	139.48	5,880	72	5,952	1%	1%	0.98	0.97
Plains GP Holdings, L.P. (PAGP)	30.67	4,166	520	4,686	12%	11%	0.97	0.89
NuStar GP Holdings, LLC (NSH)	40.58	1,731	26	1,757	2%	1%	0.85	0.84
				Mean	9%	8%	0.95	0.90
Irving	$ 36.91	$ 38,202	$ 9,984	$ 48,186	26%	21%	0.92	0.79

Weighted Cost of Capital Calculation

Using Selected Companies Group Unlevered Beta and Average Capital Structure

Cost of Equity Calculation	
Unlevered Beta[3]	0.90
Relevered Beta[4] (β)	0.98
Risk-Free Rate[5] (Rf)	3.2%
Market Risk Premium[6] (Rm)	6.7%
Equity Size Premium[7] (Re)	(0.4%)
Cost of Common Equity = Rf + β*(Rm)+Re	9.4%

	Weight	Cost of Capital Pre-Tax	Cost of Capital After-Tax	Contribution to WACC
Debt[8]	20.7%	4.5%	2.9%	0.6%
Equity	79.3%	9.4%	9.4%	7.5%
			WACC	8.1%

Source: Public filings, Bloomberg and Capital IQ.
(1) Represents common equity value.
(2) 2-year historical, weekly adjusted beta per Bloomberg as of 07/26/14.
(3) Unlevered Beta = Levered Beta / (1+D/E*(1-t)); reflects assumed 35.0% tax rate for all entities.
(4) Relevered based on selected companies average capital structure.
(5) 30-year U.S. government bond yield as of 07/26/14 per Bloomberg.
(6) Long-horizon equity risk premium per Ibbotson Associates.
(7) 1st decile size premium per Ibbotson Associates.
(8) Pre-tax cost of debt based on assumed Irving cost of debt as of 07/26/14.

Jefferies LLC / July 2014

46

Jefferies